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                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               MMI PRODUCTS, INC.

                 MMI Products, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                 FIRST:   The current name of the Corporation is MMI Products,
Inc. The name under which the Corporation was originally incorporated was Gibralter Fence Company. The original Certificate of Incorporation of the Corporation (as amended, the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on May 9, 1969.

                 SECOND: This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation pursuant to Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation restates and integrates the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented without further amending such provisions. There are no discrepancies between the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented and the provisions of this Restated Certificate of Incorporation.

                 THIRD:   The Certificate of Incorporation is hereby superseded
by this Restated Certificate of Incorporation, which shall henceforth be the Certificate of Incorporation of the Corporation.

                 FOURTH: The text of the Corporation's Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

                                   ARTICLE I

                 The name of the Corporation is MMI Products, Inc.

                                   ARTICLE II

                 The registered office of the Corporation in the State of Delaware is located at Corporation Trust Centre, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.





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                                  ARTICLE III

                 The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation will have perpetual existence.


                                   ARTICLE IV

                 The total number of shares of stock that the Corporation has authority to issue is Five Hundred Thousand (500,000) shares of Common Stock, with a par value of One Dollar ($1.00) per share.

                                   ARTICLE V

                 Cumulative voting for the election of directors of the Corporation is prohibited. Directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation otherwise provide. The number of directors of the Corporation shall be fixed from time to time by or pursuant to the by-laws of the Corporation.

                                   ARTICLE VI

                 The directors of the Corporation shall have the power to adopt, amend, and repeal the by-laws of the Corporation.

                                  ARTICLE VII

                 Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

                                  ARTICLE VIII

                 The Corporation shall indemnify all officers and directors of the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time. To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation.

                 The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.





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                                   ARTICLE IX

                 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                   ARTICLE X

                 Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.





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                 IN WITNESS WHEREOF, MMI Products, Inc. has caused this
Restated Certificate of Incorporation to be executed by the undersigned, this 9th day of June, 1997.


                                        MMI PRODUCTS, INC.



                                        By: /s/ ROBERT N. TENCZAR
                                           -----------------------------------
                                            Robert N. Tenczar, Vice President